FORM 10/A

AMENDMENT NO. 2

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

GENERAL FORM FOR REGISTRATION OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-0514506

(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation of organization)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Securities to be registered pursuant to Section 12(b) of the Act:

NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock, par value $0.05 per share Class B Common Stock, par value $0.05 per share

(Title of Class)

    The Registrant originally filed a Form 10 with the Securities and Exchange Commission on October 29, 1968 which registered the Registrant's Class A Common Stock and Class B Common Stock. On January 7, 2004, the Registrant filed two separate Amendments No. 1 to its Form 10. One Amendment No. 1 amended the Registrant's description of its Class A Common Stock and the other Amendment No. 1 amended the description of its Class B Common Stock. This Amendment No. 2 is being filed to consolidate the Registrant's amended descriptions of its Class A Common Stock and its Class B Common Stock into a single amendment to the Registrant's Form 10.

Item 11. Description of Registrant's Securities to be Registered.

    The authorized capital stock of Kimball International, Inc. (the "Company") consists of 150,000,000 shares which are divided into 50,000,000 shares of Class A Common Stock, par value $0.05 per share (the "Class A Common Stock") and 100,000,000 shares of Class B Common Stock, par value $0.05 per share (the "Class B Common Stock").

    As of December 24, 2003, 13,727,156 shares of Class A Common Stock were outstanding and 24,371,964 shares of Class B Common Stock were outstanding. All outstanding shares of Class A and Class B Common Stock are duly authorized, validly issued, fully paid and non-assessable. The Class B Common Stock is traded on the Nasdaq National Market System under the symbol "KBALB." The Class A Common Stock is not publicly traded. The following is a summary description of the Class A Common Stock and the Class B Common Stock, which is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles"), a copy of which has been filed as an exhibit to the Company's periodic reports under the Securities Exchange Act of 1934.

Class A Common Stock

    The holders of shares of Class A Common Stock are entitled to one vote per share on all matters requiring the vote of shareholders. Any record holder of shares of Class A Common Stock is entitled, at any time or from time to time, to convert any or all of such shares held by such holder into the same number of shares of Class B Common Stock. The holders of Class A Common Stock are entitled to receive, when and as declared by the Company's Board of Directors, all dividends payable in cash or other property of the Company, and for this purpose Class A Common Stock and Class B Common Stock are considered as one class, and the holders thereof are entitled to participate ratably, share for share, and without preference of either class over the other, in all dividends so declared and paid. However, the holders of Class B Common Stock are entitled to receive cash dividends in each fiscal year of the Company in an amount which is $0.02 per share greater than the amount of cash dividends which are paid on the Class A Common Stock, provided, that such amount may be adjusted in certain instances as described in the Company's Articles. No stock dividend may be declared or paid on the outstanding shares of Class A Common Stock unless payable in shares of that class, and no stock dividend may be declared or paid on the outstanding shares of Class A Common Stock, unless, at the same time, a stock dividend, at the same rate, is declared and paid on the outstanding shares of the Class B Common Stock, payable in shares of that class.

    The holders of Class A Common Stock are not entitled to preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to Class A Common Stock. The holders of Class A Common Stock are not subject to further calls or assessments by the Company. Upon voluntary or involuntary dissolution of the Company, after payment or provision for payment of all of the Company's obligations, the holders of the Class A Common Stock and the Class B Common Stock are entitled to participate equally per share in all distributions of the Company's assets.

    If at any time the number of issued and outstanding shares of Class A Common Stock constitutes less than 15% of the aggregate number of Class A and Class B Common Stock then issued and outstanding, or if the Company has not paid any dividends on the Class B Common Stock for a period of thirty six consecutive calendar months, then all of the rights, preferences, limitations and restrictions relating to the Class B Common Stock shall become the same as the rights, preferences, limitations and restrictions of the Class A Common Stock without any further action on the part of the shareholders or the Company, and all distinctions between Class A Common Stock and Class B Common Stock will be eliminated. In such event, all shares of Class B Common Stock will be equal to shares of Class A Common Stock with respect to all matters, including dividend payments and voting rights. In such event, all holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of shareholders. However, the right and power to convert any shares of Class A Common Stock into shares of Class B Common Stock will continue and, upon the Company's written request, the holders of Class A Common Stock will take such steps as shall be necessary to convert their shares of Class A Common Stock into shares of Class B Common Stock.

Class B Common Stock

    While the holders of shares of Class A Common Stock are entitled to one vote per share on all matters requiring the vote of shareholders, the holders of Class B Common Stock have limited voting rights. The holders of Class B Common Stock are entitled, as a class, to elect, at each meeting of shareholders at which directors are elected, one member of the Board of Directors of the Company, but are not entitled to vote upon the election of the remaining members of the Board of Directors. The holders of Class B Common Stock are entitled, as a class, to full voting powers at any meeting of the shareholders with respect to any proposed amendment to the article regarding the shares of capital stock of the Company contained in the Articles or with respect to any consolidation, merger, sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the Company's fixed assets, or the dissolution of the Company. Moreover, the express terms and provisions of the Class B Common Stock may not be changed without the affirmative vote of the holders of at least a majority of the issued and outstanding shares of such class of common stock.

    Although any record holder of shares of Class A Common Stock is entitled, at any time or from time to time, to convert any or all of such shares held by such holder into the same number of shares of Class B Common Stock, holders of Class B Common Stock are not entitled, based upon the terms of the Class B Common Stock, to convert shares of Class B Common Stock into shares of Class A Common Stock. The holders of Class B Common Stock are entitled to receive, when and as declared by the Company's Board of Directors, all dividends payable in cash or other property of the Company, and for this purpose Class A Common Stock and Class B Common Stock are considered as one class, and the holders thereof are entitled to participate ratably, share for share, and without preference of either class over the other, in all dividends so declared and paid. However, the holders of Class B Common Stock are entitled to receive cash dividends in each fiscal year of the Company in an amount which is $0.02 per share greater than the amount of cash dividends which are paid on the Class A Common Stock, provided, that such amount may be adjusted in certain instances as described in the Company's Articles. No stock dividend may be declared or paid on the outstanding shares of Class B Common Stock unless payable in shares of that class, and no stock dividend may be declared or paid on the outstanding shares of Class B Common Stock, unless, at the same time, a stock dividend, at the same rate, is declared and paid on the outstanding shares of the Class A Common Stock, payable in shares of that class.

    The holders of Class B Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to Class B Common Stock. The holders of Class B Common Stock are not subject to further calls or assessments by the Company. Upon voluntary or involuntary dissolution of the Company, after payment or provision for payment of all of the Company's obligations, the holders of the Class B Common Stock and the Class A Common Stock are entitled to participate equally per share in all distributions of the Company's assets.

    If at any time the number of issued and outstanding shares of Class A Common Stock constitutes less than 15% of the aggregate number of Class A and Class B Common Stock then issued and outstanding, or if the Company has not paid any dividends on the Class B Common Stock for a period of thirty six consecutive calendar months, then all of the rights, preferences, limitations and restrictions relating to the Class B Common Stock shall become the same as the rights, preferences, limitations and restrictions of the Class A Common Stock without any further action on the part of the shareholders or the Company, and all distinctions between Class A Common Stock and Class B Common Stock will be eliminated. In such event, all shares of Class B Common Stock will be equal to shares of Class A Common Stock with respect to all matters, including dividend payments and voting rights. In such event, all holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of shareholders. However, the right and power to convert any shares of Class A Common Stock into shares of Class B Common Stock will continue and, upon the Company's written request, the holders of Class A Common Stock will take such steps as shall be necessary to convert their shares of Class A Common Stock into shares of Class B Common Stock.

Certain Provisions of Indiana Law

    Under certain circumstances, certain provisions of the Indiana Business Corporation Law (the "IBCL") may render more difficult, or may discourage, a merger, a tender offer, a proxy contest, or the assumption of control of the Company by a holder of a large block of the Company's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholder generally. Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL (the "Control Share Provisions"), an acquiring person or group who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless these voting rights are conferred by a majority vote of disinterested shareholders of the issuing corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. Sections 23-1-43-1 to 23-1-43-24 of the IBCL (the "Business Combinations Provisions") restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date.

    However, the Company, pursuant to the IBCL, has elected in its By Laws not to be governed by either the Control Share Provisions or the Business Combinations Provisions, and therefore, these provisions of the IBCL would not currently apply to the Company.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned,  thereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ John H. Kahle

John H. Kahle Executive Vice President, General Counsel and Secretary

Date: February 13, 2004

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